EXHIBIT 99.3

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	James O’Leary Chairman and Chief Executive Officer (734) 747-7025 ext. 2025
KAYDON CORPORATION ANNOUNCES THE ELECTION OF
MARK A. ALEXANDER TO ITS BOARD OF DIRECTORS
Ann Arbor, Michigan – July 27, 2007
     Kaydon Corporation (NYSE:KDN) announced today that Mark A. Alexander, 48, has been elected to its Board of Directors. Mr. Alexander is the Chief Executive Officer of Suburban Propane Partners L.P. Suburban Propane Partners L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Suburban Propane has been in the customer service business since 1928 serving the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states. Prior to assuming the leadership of Suburban Propane in 1996, Mr. Alexander was Senior Vice President-Corporate Development for Hanson Industries. Hanson Industries was the United States management division of Hanson plc, a global diversified industrial conglomerate.
     “Kaydon is pleased to have Mark join its Board of Directors. His broad business experience makes him an excellent addition to our Board”, said James O’Leary, Kaydon’s Chairman and Chief Executive Officer. “Further, Mark’s extensive corporate development experience at Hanson plc during one of its most expansive and exciting periods will serve us particularly well as we look to opportunistically grow Kaydon for the benefit of its shareholders. I am confident he will play an important role and make meaningful contributions as an independent member of our Board and its committees.”
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
# # # # #